                                                                    Exhibit 4(a)

                                                                 Abraham Lincoln
                                                                      XX-0123456



                             [LINCOLN HEAD LOGO]

                               LINCOLN NATIONAL
                              LIFE INSURANCE CO.
                             --------------------
                    A part of LINCOLN NATIONAL CORPORATION


                               ANNUITY CONTRACT

   Flexible Premium Deferred Variable Annuity or Variable and Fixed Annuity

                            Benefit Payment Options

                               Nonparticipating



The Lincoln National Life Insurance Company (LNL) agrees to provide the benefits and other rights described in this Contract in accordance with the terms of this Contract.

NOTICE OF 10-DAY RIGHT TO EXAMINE CONTRACT. Within 10 days after this Contract is first received, it may be cancelled for any reason without penalty (e.g., no contingent deferred sales charge will be deducted) by delivering or mailing it to the Home Office of LNL. Upon cancellation, LNL will return the value of any payments made to the Variable Account and/or any Purchase Payment paid under the fixed portion of the Contract.

All payments and values provided by this Contract, when based on investment experience of a separate account, are variable and are not guaranteed as to fixed dollar amount. See pages 4 and 6.

Signed for The Lincoln National Life Insurance Company at its Home Office in Fort Wayne, Indiana.


/s/ Jon A. Boscia                           /s/ Nancy J. Alford
    Jon A. Boscia, President                    Nancy J. Alford, Vice President


Form 25338                                                                  4/89

                               Table of Contents


Article                                                            Page

     1    Purchase Payments.......................................   4

     2    Benefits................................................   5

     3    Beneficiary.............................................   8

     4    General Provisions......................................   9

     5    Annuity Purchase Rates under a Variable Payment Option..  10

     6    Annuity Purchase Rates under a Fixed Payment Option.....  11

     7    Guaranteed Values for Fixed Allocations.................  12



Form 25338                                                                  4/89

                                 CONTRACT DATA


                          Contract Number    XX-0123456

                                Annuitant    Abraham Lincoln

                             Age at Issue    35

                            Contract Date    April 1,1989

                         Purchase Payment    $1,500.00

               Purchase Payment Frequency    Monthly

                            Maturity Date    April 1, 2039



Owner

Abraham Lincoln
Mary Lincoln
Todd Lincoln


Beneficiary Designation

PLEASE REFER TO THE CLIENT INFORMATION PROFILE FOR BENEFICIARY DESIGNATION.



Form 25338                            Page 3                               10/96

ARTICLE I
PURCHASE PAYMENTS

1.01 WHERE PAYABLE

All Purchase Payments must be made to LNL at its Home Office.

1.02 AMOUNT AND FREQUENCY

Purchase Payments are made in an amount and at the frequency shown on page 3. Purchase Payments may be made once, once each year, twice each year, four times each year, or once each month. The Owner may change the frequency or amount of Purchase Payments subject to LNL's rules in effect at the time of the change. The change is made by filing a written request to LNL at its Home Office.

The minimum initial Purchase Payment is $1,500 for Non-Qualified Plans and $300 for Qualified Plans. The minimum annual amount of subsequent Purchase Payments is $300 for either Non-Qualified Plans or Qualified Plans. The minimum payment to the Contract at any one time must be at least $25.00.

1.03 VARIABLE ACCOUNT

Purchase Payments under the Contract may be allocated to the Lincoln National Variable Annuity Account H (Variable Account) and/or to the fixed portion of the Contract. The Variable Account is for the exclusive benefit of persons entitled to receive benefits under variable annuity contracts. The Variable Account will not be charged with the liabilities arising from any other part of LNL's business. There are currently six sub-accounts in the Variable Account. The Owner may direct Purchase Payments under the Contract to any of the available sub-accounts subject to the following limitations. A minimum payment to any one sub-account must be at least $20. If the Owner elects to direct Purchase Payments to a new sub-account not previously selected, the election must be in writing to LNL or by telephone transfer provided LNL has a telephone authorization form completed by the owner. The amounts allocated to each sub-account will be invested at net asset value in the shares of one of the Funds of the American Variable Insurance Series (Series). The Funds are:

1.   Growth Fund

2.   Growth-Income Fund

3.   Asset Allocation Fund

4.   High-Yield Bond Fund

5.   U.S. Government/AAA-Rated Securities Fund

5.   Cash Management Fund

7.   Other funds made available by LNL.

LNL reserves the right to eliminate the shares of any Fund and substitute the securities of a different Fund or investment company or mutual fund if the shares of a Fund are no longer available for investment, or, if in the judgement of LNL, further investment in any Fund should become inappropriate in view of the purposes of the Contract. LNL may add a new sub-account in order to invest the assets of the Variable Account in to a Fund. LNL shall give the Owner written notice of the elimination and substitution of any Fund within five days after such substitution occurs.

LNL shall use each Purchase Payment allocated to the Variable Account by the Owner to buy Accumulation Units in the sub-account(s) selected by the Owner. The number of Accumulation Units bought shall be determined by dividing the amount directed to the sub-account by the dollar value of an Accumulation Unit in such sub-account as of the day the Purchase Payment is received at the Home Office of LNL. The number of Accumulation Units held for the account of an Annuitant shall not be changed by any change in the dollar value of Accumulation Units in any sub-account.

1.04 NET INVESTMENT RATE AND NET INVESTMENT FACTOR

The Variable Account value of an Owner's Contract at any time prior to the Annuity Commencement Date equals the sum of the values of the Accumulation Units credited in the Variable Account under the Contract.

The value of a sub-account is the number of units in the sub-account multiplied by the value or an accumulation unit in the sub-account.

A "Valuation Date" is each day that the New York Stock Exchange is open for business. A "Valuation Period" is the period commencing at the close of business on the New York Stock Exchange on each Valuation Date and ending at the close of business on the next succeeding Valuation Date.

Accumulation Units for each sub-account are valued separately. Initially, the value of an Accumulation Unit was set at $1.00. Thereafter, the value of an Accumulation Unit in any sub-account on any Valuation Date equals the value of an Accumulation Unit in that sub-account as of the immediately preceding Valuation Date, multiplied by the "Net Investment Factor" of that sub-account for the current Valuation Period. In order to arrive at the Net Investment Factor, a "Gross Investment Rate" is first determined for each Fund for the Valuation Period. The "Gross Investment Rate" for the Valuation Period is equal to:

a)   the investment income of the Fund for the Valuation Period; plus

b)   capital gains (realized and unrealized); minus

c)   capital losses (realized and unrealized); minus

d)   certain operational expenses of the Fund; minus

e)   the reserve for federal taxes on realized capital gains (if applicable);
     minus

f) the investment advisory fee accrued by the Fund for each day of the Valuation period (0.60% on

Form 25338                            Page 4                                4/89
    that portion of the Fund's assets not exceeding $30,000,000 plus 0.50% on that portion of the Fund's assets in excess of $30,000,000); divided by

g)  the net asset value of the Fund as of the beginning of the Valuation Period.

The Gross Investment Rate may be positive or negative.

The Net Investment Rate for each sub-account is equal to the Gross Investment Rate of the Fund minus a daily charge at an annual rate of 1.35% for each day of the Valuation Period, plus or minus an adjustment for any taxes attributable to the operation of the Variable Account. This charge consists of 1.25% for mortality and distribution expense risks and 0.10% for administrative expenses. (see Section 2.10)

The method used to determine unit values may increase or decrease the dollar value of benefits under the Contract. The dollar value of benefits will not be adversely affected by expenses incurred by LNL.

The Net Investment Factor for each sub-account is equal to 1.000000000 plus the Net Investment Rate for the Valuation Period.

1.05 FIXED ALLOCATIONS

Purchase Payments under the Contract may be allocated to the Variable Account and/or to the fixed portion of the Contract. A minimum payment to the fixed portion must be at least $20. Purchase Payments allocated to the fixed portion will be invested in the General Account of LNL.

1.06 CREDITING OF INTEREST

Interest shall be credited daily on all Purchase Payments that are allocated to the fixed portion of this Contract.

Prior to the time the Annuitant elects to receive Benefit Payments or the death of the Annuitant, whichever occurs first, LNL guarantees that it will credit interest on fixed allocations at an effective annual rate not less than 4.5% during the first five contract years, 4.0% for the next five contract years, and 3.5% after that. A table of guaranteed values for the fixed allocations may be found in Article 7.

LNL may credit interest at rates in excess of the guaranteed rates at any time.

1.07 AUTOMATIC NONFORFEITURE OPTION

In the event that Purchase Payments are stopped, this Contract will continue as a paid-up Contract until the earlier of the Maturity Date, surrender of the Contract, or death of the Annuitant. Purchase Payments may be resumed at any time prior to maturity, surrender, or death of the Annuitant. If the Contract continues as a paid-up Contract, the total accountvalue must be at least $300.00. If not, and if Purchase Payments have not been made for at least two years, LNL may surrender the Contract.

1.08 TRANSFERS

Prior to the Annuity Commencement Date, the Owner may direct a transfer of assets from one sub-account to another sub-account or to the fixed portion of the Contract. The Owner may also direct a transfer of assets from the fixed portion of the Contract to one or more sub-accounts of the Variable Account. Such a transfer request must be in writing or by telephone provided LNL has a telephone authorization form completed by the Owner. Amounts transferred to the sub-account(s) will purchase Accumulation Units as described in Section 1.03

A transfer will result in the purchase of Accumulation Units in one sub-account, and the redemption of Accumulation Units in the other sub-account. Such a transfer will be accomplished at relative Accumulation Unit values as of the Valuation Date immediately following receipt of the transfer request. The valuation of Accumulation Units is described in Section 1.04.

The minimum transfer amount is $300 or the entire amount in the sub-account/fixed portion, whichever is less. If, after the transfer, the amount remaining under this Contract in the sub-account/fixed portion from which the transfer is taken is less than $300, the entire amount held in that sub-account/fixed portion will be transferred with the transfer amount.

For transfers between sub-accounts and from the sub-account(s) to the fixed portion of the Contract, there are no restrictions on the maximum amount which may be transferred. For transfers from the fixed portion of the Contract to the Variable Account, the sum of the percentages of fixed value transferred will be limited to 25% in any 12 month period. Transfers cannot be made during the first 30 days after the issue date of the Contract and cannot be elected more than six times every Contract Year. LNL reserves the right to waive any of these restrictions.

After the Annuity Commencement Date, the Owner may direct a transfer of assets from one sub-account to another sub-account or to the fixed portion of the Contract. Such transfers will be limited to three (3) times per Contract Year.

ARTICLE 2 BENEFITS

2.01 ANNUITY PAYMENTS

An election to receive proceeds under an Annuity Payment Option must be made by the Maturity Date.

Form 25338                            Page 5                                4/89

If an Annuity Payment Option is not chosen prior to the Maturity Date, payments will commence to the Annuitant on the Maturity Date under the Annuity Payment Option providing a Life Annuity with Annuity Payments guaranteed for 10 years.

However, upon written request by the Owner and any Beneficiary who cannot be changed, the Maturity Date may be deferred. The Maturity Date cannot be deferred past the Contract Anniversary on which the attained age of the Annuitant is 85. Purchase Payments may be made until the new Maturity Date.

2.02 CHOICE OF ANNUITY PAYMENT OPTION

By Owner

While the Annuitant is alive, the Owner may choose any Annuity Payment Option or change any choice, if that right has been reserved, but only before annuity payments commence. The election must be made not later than thirty days prior to the time annuity payments commence.

By Beneficiary

At the time proceeds are payable to a Beneficiary, a Beneficiary may choose or change any Annuity Payment Option if proceeds are available to the Beneficiary in one sum.

A choice or change must be in writing to LNL.

2.03 ANNUITY PAYMENT OPTIONS

a) Life Annuity, Guaranteed Period -- Payments will be made for life with no certain period, or life and a 10 year certain period, or life and a 20 year certain period.

b) Unit Refund Life Annuity -- An annuity payable monthly during the lifetime of the Annuitant with the guarantee that upon death a payment will be made of the value of the number of Annuity Units equal to the excess, if any, of
     (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit Value at the Annuity Commencement Date and (b) is the product of the number of Annuity Units represented by each payment and the number of payments paid prior to death.

c) Joint Life Annuity, Guaranteed Period -- Payments will be made during the joint life of the Annuitant and a Joint Annuitant of the Annuitant's choice. Payments will be made for life with no certain period, or life and a 10 year certain period, or life and a 20 year certain period. Payments continue for the life of the survivor at the death of the Annuitant or Joint Annuitant.

d)   Other options may be available as agreed upon in writing by LNL.

At the time Annuity Payments start under the provisions of this Contract, the Owner may elect to have the total account value applied to provide a variable annuity, a fixed annuity, or a combination fixed and variable annuity. If no election is made, the value of the Annuitant's Variable Account shall be used to provide a variable annuity, and the value of the Annuitant's fixed allocations shall be used to provide a fixed annuity.

The amount of Annuity Payment will depend on the age of the Annuitant at the time the first payment is due. A choice may be made to receive payments once each month, four times each year, twice each year, or once each year. The value used to effect benefit payments for an Annuitant will be calculated as of the fourteenth day prior to the Annuity Commencement Date.

The payment amounts shown in the option tables in Article 5 will be used to determine the first monthly payment under a variable payment option. The tables show the dollar amount of the first monthly payment which can be purchased with each $1,000 of account value, after deduction of any applicable premium taxes. Amounts shown use the 1971 Individual Annuity Mortality Table, modified, with an assumed rate of return of 4% per year.

The payment amounts shown in the option tables in Article 6 will be used to determine the monthly payments under a fixed payment option. The tables show the dollar amount of the guaranteed monthly payments which can be purchased with each $1,000 of account value, after deduction of any applicable premium tax. Amounts shown use 1971 Individual Annuity Mortality Table, modified, with an interest rate of 3.5% per year and a 2.5% expense load. At the time of annuitization, the annuity payments will be based on the greater of our current payment amounts or the payment amounts found in the option tables in Article 6.

2.04 DETERMINATION OF THE AMOUNT OF VARIABLE ANNUITY PAYMENTS AFTER THE FIRST

The first Variable Annuity Payment is sub-divided into components each of which represents the product of: (a) the percentage elected by the Contract Owner of a specific sub-account the performance of which will determine future Variable Annuity Payments, and (b) the entire first Variable Annuity Payment. Each Variable Annuity Payment after the first payment attributable to a specific sub-account will be determined by multiplying the Annuity Unit Value for that sub-account for the date each payment is due by a constant number of Annuity Units. This constant for each specific sub-account is determined by dividing the component of the first payment attributable to such sub-account as described above by the Annuity Unit Value for that sub-account for the date the first payment is due. The total Variable Annuity Payment will be the sum of the payments attributable to each sub-account.

The Annuity Unit Value for any Valuation Period for any sub-account is determined by multiplying the

Form 25338                            Page 6                                4/89

Annuity Unit Value for the immediately preceding Valuation Period by the product of (a) 0.9998926 raised to a power equal to the number of days in the current Valuation Period and (b) the Net Investment Factor of the sub-account for the Valuation Period containing the fourteenth day prior to the last day of the current Valuation Period.

The valuation of all assets in the sub-account shall be determined in accordance with the provisions of applicable laws, rules, and regulations. The method of determination by LNL of the value of an Accumulation Unit and of an Annuity Unit will be conclusive upon the Annuitant and any Beneficiary.

LNL guarantees that the dollar amount of each installment after the first shall not be affected by variations in mortality experience from mortality assumptions on which the first installment is based.

2.05 PROOF OF AGE

Payment will be subject to proof of age that LNL will accept such as a certified copy of a birth certificate.

2.06 AMOUNT REQUIREMENTS FOR ANNUITY PAYMENT OPTIONS AND PAYMENTS

If the Annuity Payment Option chosen results in payments of less than $50 per sub-account, the frequency will be changed so that payments will be at least $50. For the purposes of this Section, the fixed portion of the Contract is considered a sub-account.

2.07 EVIDENCE OF SURVIVAL

LNL has the right to ask for proof that the person on whose life the payment is based is alive when each payment is due.

2.08 CHANGE IN ANNUITY PAYMENT

A change in the Annuity Payment Option may not be made after Annuity Payments commence.

2.09 ASSIGNMENT

This Contract may not be assigned.

2.10 ADMINISTRATIVE CHARGES

On the last business day of each Contract Year, LNL will deduct a $35.00 Administrative Charge from the account value. The Administrative Charge will also be deducted from the account value at surrender. The account value is the value of all the Accumulation Units in the name of the Owner plus the value of the fixed portion of the Contract. If the Annuitant has elected more than one sub-account, the deduction of the Administrative Charge shall be taken from each sub-account on a pro-rata basis. Each sub-account will be adjusted by an amount equal to a fraction of the charge. The fraction is equal to "a" divided by "b," where "a" is the value of the sub-account and "b" is the value of all sub-accounts under the Contract. The fraction for each sub-account is applied to the deduction to determine each sub-account's deduction.

The deduction of the Administrative Charge from each sub-account on a pro-rata basis shall be treated as a redemption of Accumulation Units in the respective sub-accounts. This charge will be deducted from the account value on the last Valuation Date of each Contract Year. The Valuation Date is described in Section 1.04.

For the purposes of this Section, the fixed portion of the Contract is considered a sub-account.

In addition, LNL will make a daily charge at a rate of 0.10% per annum which will be deducted from the Variable Account during the accumulation and payout periods. See Section 1.04

2.11 SURRENDER OPTION

The Owner may surrender this Contract for its surrender value. On surrender, this Contract terminates. Surrender will be effective on the Valuation Date on which LNL receives a written request at its Home Office. The surrender value will be the total account value on the Valuation Date, less a Contingent Deferred Sales Charge and the $35.00 Administrative Charge.

The Contingent Deferred Sales Charge is calculated separately for each Contract Year's Purchase Payments to which a charge applies. LNL assumes that Purchase Payments are withdrawn on a "first in-first out (FIFO) basis," and that all Purchase Payments are withdrawn before any earnings are withdrawn.

The Contingent Deferred Sales Charge is calculated as a percentage of the Purchase Payments surrendered. This percentage is based on the number of completed Contract Years between the Contract Year of deposit and the Contract Year of surrender/withdrawal as shown in the following schedule:


    Contract Year of
 Surrender/Withdrawal                 Charge as a % of Total
Minus Contract Year of            Purchase Payments Surrendered/
   Purchase Payments               Withdrawn in a Contract Year
         0-1                                    6
          2                                     5
          3                                     4
          4                                     3
          5                                     2
          6                                     1
         7 +                                    0

A Contract Year is the period from the Contract effective date (month and day) to the anniversary of the Contract effective date in the following year.

Form 25338                            Page 7                                4/89

Any cash payment will be mailed from LNL's Home Office within seven days after the date of surrender; however, LNL may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time a request for surrender is received. The Surrender Option is not available after the Annuity Commencement Date.

2.12 WITHDRAWAL OPTION

The Owner may withdraw a part of the surrender value of this Contract, subject to the charges outlined under Surrender Option. The first partial withdrawal in any Contract Year will be free of withdrawal charges up to 10% of Purchase Payments. Withdrawals will be treated as first in-first out for purposes of calculating the withdrawal charge. Withdrawal will be effective on the Valuation date on which LNL receives a written request at its Home Office. The minimum withdrawal is $300. If any withdrawal reduces the total account value to less than $300, LNL may surrender the Contract for its surrender value. The remaining value will be subject to the charges as provided under Surrender Option. The request should specify from which sub-account the withdrawal will be made. If no sub-account is specified, LNL will withdraw, on a pro rata basis from each sub-account, the amount requested. Any cash payment will be mailed from LNL's Home Office within seven days after the date of withdrawal; however, LNL may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time such request for withdrawal is received.

For purposes of this Section, the fixed portion of the Contract is considered a sub-account.

The Withdrawal Option is not available after Annuity Payments have begun.

2.13 DEATH OF ANNUITANT

On receipt of due proof of the death of the Annuitant before a choice is made to receive proceeds under an Annuity Payment Option, LNL will pay to the Beneficiary a Death Benefit equal to the greater of (a) the sum of all Purchase Payments minus any prior withdrawals; or (b) the current value of the Contract as of the day on which written notice of death is received by LNL. Due proof of death shall be either the certificate of death, a certified copy of the statement of death from the attending physician, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to LNL.

On receipt of due proof of death of the Annuitant after Annuity Payments have begun under an Annuity Payment Option, if any Annuity Payments remain under the Option they will be paid to the Beneficiary as provided by the Option.

If the Beneficiary designated at the time of the Annuitant's death is a surviving spouse, the Contract may be continued in the name of the spouse as the Annuitant.

For a Beneficiary other than a spouse, if the Annuitant dies before Annuity Payments have begun under the Contract, the amounts must be distributed to the designated Beneficiary within five years of the death of the Annuitant.

For a Beneficiary other than a spouse, if the Annuitant dies after Annuity Payments have begun under the Contract, the remaining portion of the Annuitant's interest must either be distributed at least as rapidly as under the method of distribution being used as of the date of the Annuitant's death or distributed over the life of the Beneficiary or a period not extending beyond the life expectancy of the Beneficiary. The distribution of these amounts must begin not later than one year after the Annuitant's death.

Unless otherwise provided in the Beneficiary designation, if no Beneficiary survives the Annuitant, the proceeds will be paid in one sum to the Owner, if living; otherwise, to the Owner's estate.

2.14 WAIVER OF CONTINGENT DEFERRED SALES CHARGES

A surrender of this Contract or withdrawal of Contract Value prior to the Annuity Commencement Date, may be subject to a Contingent Deferred Sales Charge as described in Sections 2.11 and 2.12, except that such charges do not apply to
(1) the first withdrawal of Contract Value during a Contract Year to the extent such withdrawal does not exceed 10% of the Purchase Payments (this 10% withdrawal exception does not apply to a surrender of a Contract); (2) a surrender of a Contract as a result of the "permanent and total disability" of the Annuitant as defined in section 22(e)(3) of the Internal Revenue Code; (3) a surrender of the Contract as a result of the death of the Annuitant; (4) annuitization.

ARTICLE 3
BENEFICIARY

3.01 DESIGNATION

The Beneficiary for this Contract will receive the proceeds on the death of the Annuitant.

3.02 CHANGE

The Owner may change any Beneficiary during the life of the Annuitant, unless otherwise provided in the previous designation. A change of Beneficiary will revoke any previous designation.

A change may be made by filing a written request to LNL at its Home Office. The change will become ef-

Form 25338                            Page 8                                4/89
fective upon receipt of the written request by LNL at its Home Office.

3.03 DEATH OF BENEFICIARY

Unless otherwise provided in the Beneficiary designation, if any Beneficiary dies before the Annuitant, that Beneficiary's interest will pass to any other Beneficiaries according to their respective interests.

If the Beneficiary dies while receiving any remaining Annuity Payments due after the death of the Annuitant, the value of the remainder of such Annuity Payments will be paid in one sum to the Beneficiary's estate.

ARTICLE 4
GENERAL PROVISIONS

4.01 THE CONTRACT

The Contract, the application, and any riders attached to this Contract make up the whole Contract. Only the President, a Vice President, the Secretary or an Assistant Secretary of LNL has the power, on behalf of LNL, to change, modify, or waive any provisions of this Contract.

Any changes, modifications, or waivers must be in writing. No representative or person other than the above named officers has authority to change or modify this Contract or waive any of its provisions.

All terms used in this Contract will have usual and customary meaning except when specifically defined.

4.02 CONTROL

Consistent with the terms of any Beneficiary designation, the Owner may, during the life of the Annuitant, do any of the things described below:


1. Prior to the time when Annuity Payments have begun the Owner may surrender this Contract or withdraw a portion of the surrender value.

2. The Owner may exercise any right, receive any benefit, or enjoy any privilege contained in this Contract.

4.03 INCONTESTABILITY

This Contract will not be contested.

4.04 MISSTATEMENT OF AGE

If the age of the Annuitant has been misstated, the benefits available under this Contract will be those which the Purchase Payments would have purchased for the correct age. Any underpayments already made by LNL shall be made up immediately and any overpayments already made by LNL shall be charged against the Annuity Payments falling due after adjustment.

4.05 NONPARTICIPATING

The Contract is nonparticipating and will not share in the surplus earnings of LNL.

4.06 VOTING RIGHTS

The Owner shall have a right to vote at the meetings of the Series. Ownership of this Contract shall not entitle any person to vote at any meeting of shareholders of LNL. Votes attributable to the Contract shall be cast in conformity with applicable law.

4.07 OWNERSHIP OF THE ASSETS

LNL shall have exclusive and absolute ownership and control of its assets, including all assets in the Variable Account.

4.08 REPORTS

At least once each Contract Year LNL shall mail a report to the Owner. The report shall be mailed to the last address known to LNL. The report shall include a statement of the number of units credited to the Variable Account under this Contract and the dollar value of such units as well as a statement of the value of the fixed portion of this Contract. The information in the report shall be as of a date not more than two months prior to the date of mailing the report. LNL shall also mail to the Owner at least once in each Contract Year a report of the investments held in the sub-accounts under this Contract.

4.09 PREMIUM TAX

State and local government premium tax, if applicable, will be deducted from Purchase Payments or account value when incurred by LNL.

Form 25338                            Page 9                                4/89

                                   ARTICLE 5
            ANNUITY PURCHASE RATES UNDER A VARIABLE PAYMENT OPTION

DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
     PURCHASED WITH EACH $1,000 APPLIED
-----------------------------------------------
           SINGLE LIFE ANNUITIES
-----------------------------------------------

               No      120      240
            Period    Months   Months   Unit
Age         Certain  Certain  Certain  Refund
-----------------------------------------------
60           $4.93    $4.86    $4.65   $4.67
61            5.02     4.95     4.71    4.74
62            5.13     5.04     4.78    4.82
63            5.24     5.14     4.84    4.90
64            5.36     5.25     4.91    4.99
65            5.48     5.35     4.97    5.09
66            5.52     5.48     5.04    5.19
67            5.77     5.61     5.10    5.29
68            5.93     5.75     5.16    5.40
69            6.11     5.89     5.22    5.52
70            6.30     6.04     5.27    5.64
71            6.51     6.20     5.32    5.77
72            6.73     6.36     5.37    5.90
73            6.97     6.53     5.41    5.04
74            7.24     6.71     5.45    5.19
75            7.52     6.89     5.48    6.35

                             JOINT AND SURVIVOR ANNUITIES
-------------------------------------------------------------------------------------
    JOINT AND FULL TO SURVIVOR                   JOINT AND TWO-THIRDS TO SURVIVOR
-------------------------------------------------------------------------------------
          Certain Period                                Certain Period
-------------------------------------------------------------------------------------
                                        Joint
   None     120 Months     240 Months    Age     None     120 Months     240 Months
-------------------------------------------------------------------------------------
  $4.34        $4.34         $4.32       60     $4.72         $4.67        $4.53
   4.41         4.41          4.38       61      4.80          4.75         4.60
   4.48         4.48          4.44       62      4.89          4.84         4.66
   4.56         4.56          4.51       63      4.99          4.93         4.73
   4.64         4.64          4.58       64      5.10          5.03         4.79
   4.73         4.73          4.65       65      5.21          5.13         4.86
   4.83         4.82          4.73       66      5.33          5.24         4.93
   4.93         4.92          4.80       67      5.46          5.36         5.00
   5.04         5.03          4.88       68      5.60          5.49         5.06
   5.16         5.15          4.95       69      5.76          5.62         5.13
   5.29         5.27          5.03       70      5.92          5.76         5.19
   5.43         5.40          5.10       71      6.10          5.91         5.25
   5.58         5.54          5.17       72      6.30          6.06         5.30
   5.74         5.69          5.24       73      6.51          6.23         5.35
   5.91         5.85          5.30       74      6.73          6.40         5.40
   6.10         6.02          5.35       75      6.98          6.57         5.44

Form 25338                            Page 10                               4/89

                                   ARTICLE 6
              ANNUITY PURCHASE RATES UNDER A FIXED PAYMENT OPTION

GUARANTEED DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
            PURCHASED WITH EACH $1,000 APPLIED
----------------------------------------------------------
                  SINGLE LIFE ANNUITIES
----------------------------------------------------------

            No           120           240
         Period         Months        Months        Unit
Age      Certain       Certain       Certain       Refund
----------------------------------------------------------
 60       $5.31         $5.17         $4.77        $4.83
 61        5.43          5.27          4.83         4.92
 62        5.56          5.38          4.89         5.01
 63        5.70          5.50          4.95         5.10
 64        5.85          5.62          5.01         5.20
 65        6.00          5.74          5.07         5.31
 66        6.17          5.88          5.13         5.42
 67        6.35          6.01          5.18         5.53
 68        6.55          6.16          5.24         5.65
 69        6.75          6.30          5.29         5.79
 70        6.98          6.46          5.34         5.92
 71        7.21          6.63          5.38         6.06
 72        7.47          6.79          5.42         6.22
 73        7.75          6.96          5.46         6.37
 74        8.04          7.13          5.49         6.54
 75        8.36          7.31          5.52         6.73

                             JOINT AND SURVIVOR ANNUITIES
-------------------------------------------------------------------------------------
    JOINT AND FULL TO SURVIVOR                   JOINT AND TWO-THIRDS TO SURVIVOR
-------------------------------------------------------------------------------------
          Certain Period                                Certain Period
-------------------------------------------------------------------------------------
                                        Joint
   None     120 Months     240 Months    Age     None     120 Months     240 Months
-------------------------------------------------------------------------------------
  $4.49        $4.48          $4.41       60     $5.01       $4.92         $4.64
   4.58         4.57           4.48       61      5.11        5.01          4.71
   4.67         4.65           4.55       62      5.23        5.11          4.77
   4.76         4.75           4.62       63      5.35        5.22          4.84
   4.86         4.85           4.69       64      5.48        5.33          4.90
   4.97         4.95           4.77       65      5.62        5.45          4.97
   5.09         5.06           4.84       66      5.76        5.58          5.03
   5.21         5.18           4.92       67      5.92        5.71          5.09
   5.34         5.31           4.99       68      6.09        5.85          5.15
   5.49         5.44           5.07       69      6.27        5.99          5.21
   5.64         5.58           5.14       70      6.46        6.14          5.27
   5.80         5.73           5.21       71      6.67        6.30          5.32
   5.98         5.89           5.27       72      6.90        6.46          5.37
   6.17         6.06           5.33       73      7.14        6.63          5.41
   6.37         6.23           5.38       74      7.40        6.81          5.45
   6.59         6.41           5.43       75      7.67        6.99          5.49

Form 25338                            Page 11                               4/89

                                   ARTICLE 7
              GUARANTEED ACCUMULATED VALUES AND SURRENDER VALUES
                            FOR FIXED ALLOCATIONS*

---------------------------------------------------------------------
    $1,000 Annual Contribution         $100 Monthly  Contribution
---------------------------------------------------------------------
End        Guaranteed   Guaranteed   End    Guaranteed    Guaranteed
of         Accumulated   Surrender    of   Accumulated     Surrender
Year          Value        Value     Year     Value          Value
 1        $  1,010.00  $    950.00     1   $  1,194.05   $  1,122.05
 2           2,065.45     1,945.45     2      2,441.84      2,297.84
 3           3,168.40     2,998.40     3      3,745.78      3,541.78
 4           4,320.98     4,110.98     4      5,108.39      4,856.39
 5           5,525.42     5,285.42     5      6,532.32      6,244.32

 6           6,751.44     6,491.44     6      7,984.46      7,672.46
 7           8,026.50     7,756.50     7      9,494.68      9,170.68
 8           9,352.56     9,082.56     8     11,065.31     10,741.31
 9          10,731.66    10,461.66     9     12,698.77     12,374.77
10          12,165.93    11,895.93    10     14,397.56     14,073.56

11          13,591.74    13,321.74    11     16,089.11     15,765.11
12          15,067.45    14,797.45    12     17,839.86     17,515.86
13          16,594.81    16,324.81    13     19,651.88     19,327.88
14          18,175.63    17,905.63    14     21,527.33     21,203.33
15          19,811.78    19,541.78    15     23,468.41     23,144.41

16          21,505.19    21,235.19    16     25,477.44     25,153.44
17          23,257.86    22,987.87    17     27,556.78     27,232.78
18          25,071.90    24,801.90    18     29,708.90     29,384.90
19          26,949.42    26,679.42    19     31,936.34     31,612.34
20          28,892.65    28,622.65    20     34,241.74     33,917.74

21          30,903.89    30,633.89    21     36,627.83     36,303.83
22          32,985.53    32,715.53    22     39,097.44     38,773.44
23          35,140.02    34,870.02    23     41,653.48     41,329.48
24          37,369.92    37,099.92    24     44,298.98     43,974.98
25          39,677.87    39,407.87    25     47,037.08     46,713.08

26          42,066.60    41,796.60    26     49,871.00     49,547.00
27          44,538.93    44,268.93    27     52,804.12     52,480.12
28          47,097.79    46,827.79    28     55,839.89     55,515.89
29          49,746.21    49,476.21    29     58,981.92     58,657.92
30          52,487.33    52,217.33    30     62,233.92     61,909.92

31          55,324.39    55,054.39    31     65,599.74     65,275.74
32          58,260.74    57,990.74    32     69,083.36     68,759.36
33          61,299.87    61,029.87    33     72,688.90     72,364.90
34          64,445.37    64,175.37    34     76,420.65     76,096.65
35          67,700.96    67,430.96    35     80,283.00     79,959.00

36          71,070.96    70,800.96    36     84,280.54     83,956.54
37          74,557.96    74,287.96    37     88,417.98     88,093.98
38          78,167.49    77,897.49    38     92,700.24     92,376.24
39          81,903.35    81,633.35    39     97,132.38     96,808.38
40          85,769.97    85,499.97    40    101,719.65    101,395.65

41          89,771.92    89,501.92    41    106,467.47    106,143.47
42          93,913.94    93,643.94    42    111,381.46    111,057.46
43          98,200.93    97,930.93    43    116,467.44    116,143.44
44         102,637.96   102,367.96    44    121,731.43    121,407.43
45         107,230.29   106,960.29    45    127,179.66    126,855.66
---------------------------------------------------------------------

* Guaranteed Accumulated Values and Guaranteed Surrender Values may be more or less than shown in the table because of the variable of the day of receipt of the Purchase Payment at the Home Office from period to period and the crediting of interest to the Annuitant's account on a daily basis. Values shown are based upon contributions equally spaced with interest occurring at the beginning of the year. These values do not provide for premium tax, if any.

Form 25338                            Page 12                               4/89

                           VARIABLE ANNUITY AMENDMENT

     Made a part of the Contract to which it is attached ("this Contract")


The Section of this Contract titled "VARIABLE ACCOUNT" shall be amended in part as follows:

               "The Funds are:

               1.   Cash Management Fund
               2.   High-Yield Bond Fund
               3.   Growth-Income Fund
               4.   Growth Fund
               5.   U.S. Government/AAA-Rated Securities Fund
               6.   Asset Allocation Fund
               7.   International Fund
               8.   Bond Fund
               9.   Global Growth Fund
               10.  Other funds made available by LNL."



                  The Lincoln National Life Insurance Company



                              /s/ Nancy J. Alford
                        Nancy J. Alford, Vice President

Form 28556 0497

                           VARIABLE ANNUITY AMENDMENT

     Made a part of the Contract to which it is attached ("this Contract")

Under Section 2.14, WAIVER OF CONTINGENT DEFERRED SALES CHARGES, of this Contract, the sentence in (2) shall be replaced by the following:

          "a surrender of the Contract as a result of total and permanent disability of the Annuitant (as defined in Section 22(e)(3) of the Internal Revenue Code) subsequent to the effective date of this Contract and prior to the 65th birthday of the Annuitant;"



                             The Lincoln National Life Insurance Company


                             /s/ Kathleen Peterson
                             Kathleen Peterson, Second Vice President

FORM 26086                                                                  3/90

                              CONTRACT AMENDMENT

     Made a part of the Contract to which it is attached ("this Contract")

The first sentence in the first paragraph under section "THE CONTRACT", found in the Article entitled GENERAL PROVISIONS of this Contract, shall be replaced by the following:


     This Contract, and any riders attached, constitute the entire Contract.



                  The Lincoln National Life Insurance Company


                    /s/ Kathleen Peterson
                        Kathleen Peterson, Second Vice President

Form A444ST                                                                 6/92

                  INCREASED GUARANTEED MINIMUM DEATH BENEFIT

     Made a part of the Contract to which it is attached ("this Contract")

The following shall be inserted into Section 2.13 DEATH OF ANNUITANT after the first paragraph:

     The Lincoln National Life Insurance Company (LNL) will automatically increase the Guaranteed Minimum Death Benefit (GMDB), separately for each Contract Year's purchase payment(s), effective upon the Seventh Anniversary of each eligible Contract Year in which those payments were made (as the contingent deferred sales charge period expires on those payments).

     The increased GMDB will be calculated based on the contract value at the close of business on the last Valuation Date preceding the Seventh Anniversary of the Contract Year for which the increase is made. The gain attributable to the eligible Contract Year would be calculated by allocating the appreciation in the Contract, respectively, to each year's net purchase payments based on LNL's internal rate of return (IRR) calculation. This gain will be referred to as "Attributable Gain".

     If the annuitant dies after the GMDB is increased, LNL will pay to the Beneficiary an increased death benefit which will be the greater of:

         1. The current value of the Contract as of the day on which the death benefit is paid by LNL; or,

         2. The sum of all purchase payments plus any Attributable Gain, less any partial surrenders, partial annuitizations and premium taxes incurred.

     The GMDB will be increased provided the annuitant is less than 81 years of age and is still living on the Seventh Anniversary of the eligible Contract Year. This increase will only be made once with respect to each Contract Year's net purchase payments.


                  The Lincoln National Life Insurance Company


                    /s/ Kathleen Peterson
                        Kathleen Peterson, Second Vice President

Form DBA-2                                                                  9/94

                                    ANNUITY
                                   CONTRACT

            Deferred Variable Annuity or Variable and Fixed Annuity

                            Benefit Payment Options

                               Nonparticipating



                     If you have any questions concerning
                   this Contract, or if anyone suggests that
                  you change or replace this Contract, please
                      contact your Lincoln National Life
                   representative or the Home Office of LNL.



                             THE LINCOLN NATIONAL
                            LIFE INSURANCE COMPANY

                           1300 South Clinton Street
                                 P.O. Box 2348
                           Fort Wayne, Indiana 46801

                                 800-942-5500


                                [RECYCLE LOGO]

Form 25338